EXHIBIT 7(c)


      VOTING TRUST AGREEMENT, made as of the 25th day of May, 2006, between David A. Balestrery, with an address of 254 Mary Street, Winnetka, Illinois 60093, as Trustee (hereinafter the "Trustee") and Falcon Mezzanine Partners, LP, a Delaware limited partnership (hereinafter the "Beneficiary") with an address of 21 Custom House Street, 10th Floor, Boston, Massachusetts 02110.

                                   WITNESSETH:

      WHEREAS, the Beneficiary is the holder of two hundred and twenty five thousand (225,000) shares of common stock, par value US$0.001 per share (each a "Share" and collectively the "Shares") of Horizon Offshore, Inc., a Delaware corporation (the "Company"); and

      WHEREAS, in order to vest in the Trustee the sole right to vote the Shares and all investment authority and power with respect to the Shares, the Beneficiary is willing to deposit the number of Shares, referenced above, owned by it with the Trustee under this Agreement for the period commencing on the date hereof and ending upon the termination of this Agreement in accordance with its terms.

      NOW, THEREFORE, the parties hereto agree as follows:

      1. Delivery to Trustee of Certificates for Shares. Simultaneously with the execution and delivery of this Agreement, the Beneficiary shall deliver to the Trustee certificates representing an aggregate of two hundred and twenty five thousand (225,000) Shares, representing the number of Shares, referenced above, held by the Beneficiary, endorsed in blank or accompanied by duly completed instruments of share transfer executed by the Beneficiary. Immediately subsequent to the execution and delivery of this Agreement and such instruments of share transfer, the Trustee shall deliver a copy of this Agreement to the Company, shall surrender to the Company said certificates and instruments of share transfer, and the Trustee and Beneficiary shall take all further necessary or appropriate actions to cause the Directors to enter the name of the Trustee in the register of Members in respect thereof and to cancel said certificates and to issue to the Trustee a new certificate, representing two hundred and twenty five thousand (225,000) Shares, in the name of the Trustee. Said new certificate shall be held by the Trustee, in trust, for the benefit of the Beneficiary and the heirs, executors, successors and/or assigns of the Beneficiary (each sometimes hereinafter referred to as a "Beneficiary"), subject to the terms and conditions hereinafter set forth.

      2. Delivery to Trustee of Certificates for Additional Shares. Any and all certificates for additional shares of the Company issued to the Beneficiary while it is the Beneficiary under this Agreement shall be in like manner endorsed and delivered to the Trustee together with a duly completed and executed form of share transfer to be held by him subject to the terms and conditions hereof. All such additional shares shall be deemed to be "Shares" for all purposes of this Agreement.

      3. Delivery of Trustee's Certificates. Upon the delivery to the Trustee of the certificates and forms of share transfer referred to in paragraph 1 hereof, the Trustee shall deliver to the Beneficiary a certificate (the "Trustee's Certificate") for the number of Shares delivered to the Trustee by the Beneficiary, substantially in the form hereinafter set forth. Upon each receipt


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of certificates for additional shares issued to a Beneficiary, the Trustee shall deliver to such Beneficiary a Trustee's Certificate for the number of shares so deposited, substantially in the form hereinafter set forth.

      The Trustee's Certificate (the terms and provisions of which are a part of this Agreement) shall be substantially in the following form:

                              TRUSTEE'S CERTIFICATE

      This is to certify that the undersigned Trustee has received a certificate or certificates issued in the name of David A. Balestrery, Trustee, evidencing the ownership of two hundred and twenty five thousand (225,000) shares of a nominal or par value of US$0.001 each of Horizon Offshore, Inc., a Delaware corporation (the "Shares"), and that the Shares are held subject to all the terms and conditions of that certain Agreement (the "Voting Trust Agreement"), dated as of May 25, 2006, by and between Falcon Mezzanine Partners, LP and David
A. Balestrery, as Trustee. During the term of the Voting Trust Agreement, the Trustee shall, as provided in the Voting Trust Agreement, possess and be entitled to exercise the right to vote and otherwise represent all of the Shares for all purposes, and to exercise all investment authority and power with respect to all of the Shares for all purposes, it being agreed that no voting right and no investment authority or power shall pass to the holder hereof by virtue of the ownership of this Certificate.

      This Certificate is assignable with the right to issuance a new certificate of like tenor only upon the surrender to the Trustee of this certificate properly endorsed. Upon termination of the Voting Trust Agreement, this certificate shall be surrendered to the Trustee by the holder hereof upon delivery to the holder hereof of a certificate representing the Shares not sold or otherwise disposed of by the Trustee pursuant to the Voting Trust Agreement.

      IN WITNESS WHEREOF, the undersigned has executed this Certificate this _______________ day of _______________, ________.


                                             __________________________, Trustee



      Each Trustee's Certificate may be transferred by endorsement by the person to whom issued, or by his, her or its attorney-in-fact, or by the administrator or executor of his, her or its estate, by delivery of such Trustee's Certificate so endorsed to the Trustee; but such transfer shall not be evidence to or be binding upon the Trustee until such Trustee's Certificate is surrendered to the Trustee and the transfer is entered upon the "Trustee's Certificate Book," which shall be kept by the Trustee to show the names of the parties by whom and to whom transferred, the numbers of the certificates, the number of shares and the date of transfer. No new Trustee's Certificate shall be issued until the Trustee's Certificate for the shares represented thereby shall have been surrendered to and cancelled by the Trustee, and the Trustee shall preserve the certificates so cancelled as vouchers. In case any Trustee's Certificate shall be claimed to be lost or destroyed, a new Trustee's Certificate may be issued in lieu thereof, upon such proof of loss as may be required by the Trustee.



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      4. Voting and Investment Authority and Power of Trustee.

            (a) During the term of this Agreement, the Trustee shall have the sole and exclusive voting and investment authority and power with respect to the Shares held by the Trustee hereunder. The Trustee shall have the power to vote the Shares held by the Trustee at all regular and special meetings of the shareholders of the Company and may vote for, do or assent or consent to and shall have all the powers, rights and privileges of a shareholder of the Company.

            (b) The Trustee may vote in person or by proxy, and a proxy in writing signed by the Trustee shall be sufficient authority to the person named therein to vote all the Shares held by the Trustee hereunder at any meeting, regular or special, of the shareholders of the Company.

            (c) The Trustee shall have complete investment authority and power with respect to the Shares held by the Trustee hereunder, including, without limitation, the authority and power to sell or otherwise dispose of any or all of the Shares on such terms and subject to such conditions, as the Trustee in his sole discretion shall deem appropriate. The Beneficiary and each holder of Trustee's Certificates hereby appoints the Trustee as his, her or its attorney-in-fact to execute any documents or instruments necessary (in the determination of the Trustee) to effect such sale or disposition. Without limiting the foregoing, each holder of Trustee's Certificates hereby agrees, following written notification from the Trustee of any such contemplated sale or other disposition of Shares, to surrender to the Trustee at the time and place indicated in such notice, his, her or its Trustee's Certificates. The Trustee, promptly following the closing of any such sale or other disposition of Shares, shall issue and deliver to each such holder of Trustee's Certificates: (a) a replacement Trustee's Certificate, reflecting such holder's pro rata interest in the unsold Shares, as shown on the books of the Trustee, and (b) such holder's pro rata interest in the net proceeds of any such sale or other disposition of Shares (after deduction of expenses incurred in connection with such sale or other disposition), as shown on the books of the Trustee. Upon such surrender of such Trustee's Certificates, and such payment of such net proceeds, this Agreement shall terminate as to the shares so sold or otherwise disposed of.

      5. Distribution of Cash Dividends.

            (a) The Trustee shall distribute directly any cash dividends or distributions declared and paid on the Shares deposited hereunder (other than dividends or distributions made in the form of securities of the Company) to the holders of Trustee's Certificates in proportion to the respective interests therein as shown on the books of this Trustee, such distribution to be equivalent to the dividends or distribution which each respective holder would have been entitled to receive had the Shares not been deposited hereunder. If the Shares are held in a brokerage account, the Trustee shall instruct the relevant institution to wire transfer such funds directly to the account of the holder of a Trust Certificate. As of the date of this Agreement, such account for the Beneficiary (the sole holder of a Trust Certificate as of the date hereof) is:

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                   Bank:  Investors Bank & Trust Company
                          200 Clarendon Street
                          Boston, MA 02116
                ABA No.:  011-001-438
            Account No.:  [omitted]
           Account Name:  Receipts
              Reference:  Acct. [omitted] - (name of company sending wire)

            (b) The Trustee shall receive and hold, subject to terms of this Agreement, any voting securities of the Company issued in respect thereof by reason of any dividend, distribution, capital reorganization, stock split, combination or the like and shall issue and deliver Trustee's Certificates therefor to the holders of the Trustee's Certificates in proportion to their respective interests therein as shown on the books of the Trustee.

      6. Term of Agreement. This Agreement and the trust hereby created shall terminate on June 30, 2007. Until termination in accordance with the terms of this Agreement, neither this Agreement nor the trust hereby created shall be revocable or amendable, in whole or in part.

      7. Resignation of Trustee. The Trustee may resign, for any reason to be determined by Trustee in his sole discretion, upon 30 days prior written notice to the Beneficiary, provided that the Trustee first appoints a replacement trustee under the Agreement reasonably satisfactory to the Beneficiary. Upon any such resignation by the Trustee, the Trustee shall reimburse the Beneficiary for the portion of the Trustee's fees that have been paid but not yet earned, calculated pro rata on a daily basis.

      8. Liability for Willful Misconduct; Indemnification. The Trustee shall not be liable for any error of judgment or mistake of fact or law, or for any act or omission undertaken in good faith in connection with his powers and duties under this Agreement, except for his own willful misconduct or gross negligence. The Trustee shall not be liable for acts or omissions of any employee or agent of the Company. The Trustee shall not be liable for acting in reliance on any notice, request, consent, certificate, instruction, or other paper or document or signature believed to be genuine and to have been signed by the proper party or parties. The Trustee may consult with legal and other counsel of his choosing, and any act or omission undertaken by the Trustee in good faith in accordance with the opinion of legal or other counsel shall be binding and conclusive on the parties to this Agreement. The Beneficiary shall defend, indemnify and hold Trustee and agents, successors and assigns (collectively, the "Indemnitees") harmless from and against and in respect of any and all claims, losses, liabilities, damages, expenses and deficiencies, including reasonable attorneys' fees, and all other reasonable costs of investigation and defending third-party claims (collectively, the "Losses"), asserted against, imposed upon or incurred by any Indemnitee which arise out of or in any way related to Trustee's performance under this Agreement; provided, however, that Losses shall not include any Losses arising out of a judicial determination of Trustee's willful misconduct or gross negligence.

      9. Compensation and Expense Reimbursement. As compensation for services rendered hereunder, Beneficiary shall pay to the Trustee a fee of $25,000 on the date of execution of this Agreement by the parties hereto. The Beneficiary shall also reimburse the Trustee when appropriate upon submission of written invoices for its reasonable and documented out-of-pocket expenses incurred in connection with the execution of its duties under this


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Agreement. Upon a resignation of the Trustee, the Trustee shall reimburse
Beneficiary pro rata for a portion of the Trustee's fees as outlined in paragraph 7.

      10. Binding Agreement. Every registered holder of a Trustee's Certificate, and every bearer of a Trustee's Certificate properly endorsed in blank or properly assigned, by the acceptance or holding thereof, shall be deemed conclusively for all purposes to have assented to this Agreement and to all of its terms, conditions and provisions and shall be bound thereby with the same force and effect as if such holder or bearer had executed this Agreement. Without limiting the foregoing, this Agreement shall be binding upon and inure to the benefit of each of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

      11. Severability. The invalidity of any term or provision of this Agreement shall not affect the validity of the remainder of this Agreement.

      12. Governing Law; Attorneys' Fees. Regardless of the place of execution, delivery, performance or any other aspect of this Agreement, this Agreement and all of the rights of the parties under this Agreement shall be governed by, construed under and enforced in accordance with the substantive law of New York without regard to conflicts of law principles. In the event of any litigation arising out of this Agreement, the prevailing party shall be entitled to recover from the non-prevailing party all costs of litigation, including without limitation, reasonable attorneys' fees and customary and reasonable expenses.

      13. No Waiver. No waiver of any covenant or condition or the breach of any covenant or condition of this Agreement shall be deemed to constitute a waiver of any subsequent breach of such covenant or condition nor justify or authorize a nonobservance upon any occasion of such covenant or condition or any other covenant or condition of this Agreement.

      14. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with regard to the subject matter thereof, and shall not be modified or amended except in a writing executed by both of the parties hereto.


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      IN WITNESS WHEREOF, the Trustee and the Beneficiary have executed this
Agreement as of the date set forth above.

FALCON MEZZANINE PARTNERS, LP

By:      /s/ William J. Kennedy Jr.
    ----------------------------------------
    FALCON MEZZANINE INVESTMENTS, LLC,
    its General Partner
    Name: William J. Kennedy Jr.
    Title: Managing Director


By:      /s/ David A. Balestrery
    -----------------------------------
    Name: David A. Balestrery
    Title:  Trustee